Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Bolsters Management Team

INCLINE VILLAGE, NV, October 6, 2014 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI), today announced two enhancements to the company’s management team. Danny Hart, who has served in the position of deputy general counsel, assistant secretary and corporate counsel since 2010, has been appointed to the position of vice president, business development. Nathan Kryszak, who joins the company from the international law firm, White & Case LLP, has been appointed to the position of senior counsel.

“We have committed over $800 million in our program of acquiring income generating assets, and we are continually evaluating additional candidates. Danny has been involved in all of our transactions, has shown great aptitude in evaluating these transactions, and we are pleased to have him now involved on the business side of these processes along with our external consultants so that we might perpetuate the success of this program and, in turn, be able to share that success with our shareholders in the form of continued dividend payments,” stated John P. McLaughlin, president and chief executive officer of PDL. “Nathan brings significant relevant experience on both the financial and legal sides to PDL, so he is an excellent addition to our management team.”

Danny Hart, vice president, business development, joined PDL in January 2010 and, until September 2014, served as deputy general counsel, assistant secretary and corporate counsel, where he managed structuring, negotiation and completion of our investments.

Nathan Kryszak joined PDL in September 2014 and is serving as the company’s senior counsel. Prior to this, Mr. Kryszak spent four years at international law firm White & Case LLP as a senior finance associate where he advised investment banking and private equity sponsor clients in structuring and managing a variety of financing transactions. Before White & Case, Mr. Kryszak spent six years at Cahill Gordon and Reindel, LLP and also one year as a judicial clerk for the U.S. Court of Federal Claims. Mr. Kryszak is a member of the Bars of the States of California and New York. He received his J.D. from the University of Washington School of Law and his LL.M. (Master of Laws) and B.A. degrees from Georgetown University.

About PDL BioPharma

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

To support its ability to pay dividends, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $715 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.